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                                                                    Exhibit 99.6

                               VAALCO Energy, Inc.
                         4600 Post Oak Place, Suite 309
                              Houston, Texas 77027
                               Tel: (713) 623-0801
                               Fax: (713) 623-0982


                                  July 30, 1998

William E. Pritchard
c/o Mr. John W. Menke
Boyer, Ewing & Harris Incorporated
Nine Greenway Plaza, Suite 3100
Houston, Texas  77048

     Re:  Stock Purchase Warrants

Dear Bill:

     In connection with certain stock purchase warrants ("Warrants") issued to you, effective as of September 1, 1996, to purchase up to 1 million shares of common stock ("Common Stock") of VAALCO Energy, Inc. (the "Company"), set forth below is a summary of certain proposed changes to be made to the terms of the Warrants (such Warrants being represented by Warrant Certificates No. W-003, No. W-004, No. W-005 and No. W-006). Subject to your agreement to the terms set forth below, the Common Stock issuable upon exercise of the Warrants will be included in the Company's Registration Statement on Form S-3 (Reg. No. 333-59095), the final version of which will be filed with the Securities and Exchange Commission on July 29, 1998. Capitalized terms used below are as defined in the Warrants.

1. The Exercise Period for the Warrants shall be extended to 5:00 p.m., Houston, Texas time, on September 1, 2003.

2. Holder cannot sell into the public market more then 50,000 shares of Common Stock per calendar quarter on a cumulative basis such that if and to the extent Holder sells less than 50,000 shares of Common Stock in any calendar quarter, the number of shares Holder may sell in any subsequent quarter shall be increased by such amount (subject to decrease in the event Holder sells more than 50,000 shares in any calendar quarter).

3. Holder agrees not to effect any sale or distribution of the Common Stock issuable upon exercise of the Warrants if and to the extent that management of the Company agrees, pursuant to an underwriting agreement or otherwise, not to effect any sale or distribution of Common Stock.

4. Commencing two years from the date hereof until the Warrants expire or are otherwise terminated, upon the written request of Holder, the Company shall effect the registration of the Common Stock issuable upon exercise of the Warrants ("Demand Registration").

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William E. Pritchard
c/o Mr. John W. Menke
July 30, 1998
Page 2


       All expenses of the Demand Registration shall be payable by Holder subject to a limit of $25,000. The Company shall only be required to provide one effective Demand Registration. Such Demand Registration shall be subject to standard hold-back rights of the Company in the event that the Company determines in its sole discretion that the Demand Registration would interfere with or require public disclosure of certain transactions undertaken or affecting the Company or any of its subsidiaries.

5. If the Company proposes to file a registration statement with respect to certain offerings of any class of equity security for each, Holder shall be permitted to include shares of Common Stock issuable upon exercise of the Warrants in such registration statement provided that the Company or any underwriter, in their sole discretion, shall have the right to reduce the number of shares of Common Stock offered for the account of Holder if, because of the size of the offering, the inclusion of such shares might reasonably be expected to jeopardize the success of the offering.

6. The provisions of Section 9.1(d) of each Warrant shall be deleted and of no effect on either a retroactive or going-forward basis. The Warrant Price shall be the Warrant Price originally set forth in Section 3 of each Warrant subject, on a going-forward basis from the date of this letter agreement, to the effect of the remaining anti-dilution provisions contained therein.

7. The provisions of Section 5 of the Warrant shall be deleted so that Holder may transfer the Warrants and his corresponding registration rights without the Company's consent.

       If the above terms are acceptable to you, please sign and date in the spaces provided below and return this letter to the undersigned by fax at (713) 623-0982.

                                       Very truly yours,

                                       /s/ Robert L. Gerry III

                                       Robert L. Gerry III


ACCEPTED and AGREED this
31st day of July, 1998


      /s/ William E. Pritchard III
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William E. Pritchard III